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                                                                   EXHIBIT 99.2
                                    EXHIBIT A

                  1996 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN
                                       OF
                        THORATEC LABORATORIES CORPORATION

        1.     PURPOSES OF THE PLAN

               The purposes of the 1996 Nonemployee Directors Stock Option Plan of Thoratec Laboratories Corporation, a California corporation, are to:

               (a) Encourage Nonemployee Directors to improve operations and increase profits of the Company;

               (b) Encourage Nonemployee Directors to accept or continue their association with the Company; and

               (c) Increase the interest of Nonemployee Directors in the Company's welfare through participation in the growth in value of the Common Stock of the Company.

               Options granted hereunder shall be "Nonstatutory Options", and shall not include "incentive stock options" intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

        2.     DEFINITIONS

               As used herein, the following definitions shall apply:

               (a) "Administrator" shall mean the entity, either the Board or the Committee, responsible for administering this Plan, as provided in Section 3.

               (b) "Board" shall mean the Board of Directors of the Company, as constituted from time to time.

               (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (d) "Committee" shall mean the committee, if any, appointed by the Board in accordance with Section 5(a) to administer this Plan.

               (e) "Common Stock" shall mean the Common Stock of the Company.





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               (f) "Company" shall mean Thoratec Laboratories Corporation, a
California corporation.

               (g) "Director Fee" shall mean the cash amount, if any, a Nonemployee Director shall be entitled to receive for serving as a director of the Company in any fiscal year.

               (h) "Fair Market Value" shall mean, as of the date in question, the last transaction price quoted by the NASDAQ National Market System on the date of grant; provided, however, that if the Common Stock is not traded on such market system or the foregoing shall otherwise be inappropriate, then the Fair Market Value shall be determined by the Administrator in good faith at its sole discretion and on such basis as it shall deem appropriate. Such determination shall be conclusive and binding on all persons.

               (i) "Nonemployee Director" shall mean any person who is a member of the Board but is not an employee of the Company or any Parent or Subsidiary of the Company and has not been an employee of the Company or any Parent or Subsidiary of the Company at any time during the preceding twelve (12) months. Service as a director does not in itself constitute employment for purposes of this definition.

               (j) "Option" shall mean a stock option granted pursuant to this Plan. Each Option shall be a nonstatutory option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

               (k) "Option Agreement" shall mean the written agreement described in Section 6 evidencing the grant of an Option to a Nonemployee Director and containing the terms, conditions and restrictions pertaining to such Option.

               (l) "Option Shares" shall mean the Shares subject to an Option granted under this Plan.

               (m) "Optionee" shall mean a Nonemployee Director who holds an Option.

               (n) "Plan" shall mean this Thoratec Laboratories Corporation Nonemployee Directors Stock Option Plan, as it may be amended from time to time.

               (o) "Related Option" shall have the meaning set forth in Section 8.7.

               (p) "Rule 16b-3" shall have the meaning set forth in Section
5(a).





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               (q) "Section" unless the context clearly indicates otherwise, shall refer to a Section of this Plan.

               (r) "Share" shall mean a share of Common Stock, as adjusted in accordance with Section 8.1.

               (s) "Subsidiary" shall mean a "subsidiary corporation" of the Company, whether now or hereafter existing, within the meaning of Section 424(f) of the Code, but only for so long as it is a "subsidiary corporation".

        3.     ELIGIBLE PERSONS

               Every person who at the date of grant of an Option is a Nonemployee Director is eligible to receive Options under this Plan.

        4.     STOCK SUBJECT TO THIS PLAN

               Subject to Section 8.1 of this Plan, the maximum aggregate number of Shares which may be issued on exercise of Options granted pursuant to this Plan is 350,000 Shares. The Shares covered by the portion of any grant under the Plan which expires unexercised shall become available again for grants under the Plan.

        5.     ADMINISTRATION

               (a) This Plan shall be administered by the Board, or by a committee (the "Committee") of at least two (2) Board members to which administration of the Plan is delegated (in either case, the "Administrator"), in accordance with the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission ("Rule 16b-3"), or any successor rule thereto.

               (b) Subject to the other provisions of this Plan, the Administrator shall have the authority, in its sole discretion: (i) to determine the Fair Market Value of the Shares subject to Option; (ii) to interpret this Plan; (iii) to prescribe, amend and rescind rules and regulations relating to this Plan; (iv) to defer (with the consent of the Optionee) or accelerate the exercise date of any Option; (v) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option; and (vi) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.






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               (c) All questions of interpretation, implementation and
application of this Plan shall be determined by the Administrator. Such determination shall be final and binding on all persons.

        6.     GRANT OF OPTIONS

               (a) Grant for initial election or appointment to Board. Subject to the terms and conditions of this Plan, if any person who is not an officer or employee of the Company is first elected or appointed as a member of the Board, then the Company shall grant to such Nonemployee Director Options to purchase Shares as follows:

                   i) If such Nonemployee Director is first elected or appointed as a member of the Board on or after the Company's annual meeting of shareholders held in 1996 but before the annual meeting of shareholders held in 1997, then on the effective date of such appointment or election, the Company shall grant to such Nonemployee Director an Option to purchase 3,333 Shares at an exercise price equal to the Fair Market Value of such Shares on the date of such Option grant.

                   ii) If such Nonemployee Director is first elected or appointed as a member of the Board on or after the Company's annual meeting of shareholders held in 1997 but before the annual meeting held in 1999, then on the effective date of such appointment or election, the Company shall grant to such Nonemployee Director an Option to purchase 10,000 Shares at an exercise price equal to the Fair Market Value of such Shares on the date of such Option grant.

                   iii) If such Nonemployee Director is first elected or appointed as a member of the Board on or after the Company's annual meeting of shareholders held in 1999, then on the effective date of such appointment or election, the Company shall grant to such Nonemployee Director an Option to purchase 3,750 Shares at an exercise price equal to the Fair Market Value of such Shares on the date of such Option grant. In addition, on each of the earlier of (1) the date of the three succeeding Board meetings after such election or appointment and (2) August 31, November 30, February 28 or May 31 of the relevant year following such election or appointment, the Company shall grant to such Nonemployee Director an additional Option to purchase 3,750 Shares at an exercise price equal to the Fair Market Value of such Shares on the date of such Option grant, such that the total Options granted for the first full year after such Nonemployee Director is first elected or appointed as a member of the Board is for 15,000 Shares.

               (b) Grant for re-election to Board. Subject to the terms and conditions of this Plan, on the date of the first meeting of the Board immediately following each annual meeting of shareholders of the Company (even if held on the same day as the





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meeting of shareholders) the Company shall grant to each Nonemployee Director then in office Options as follows; provided, however, that notwithstanding anything in this subsection (b) to the contrary, a Director shall not receive an Option pursuant to this subsection (b) if such Director has been first elected or appointed as a member of the Board within six months before the date on which an Option would be granted hereunder.

                   i) For meetings held prior to the Company's annual meeting of shareholders held in 1997, the Company shall grant to each Nonemployee Director then in office an Option to purchase 1,667 Shares at an exercise price equal to the Fair Market Value of such Shares on the date of such Option grant.

                   ii) For meetings held on or after the Company's annual meeting of shareholders held in 1997 but before the annual meeting of shareholders held in 1999, the Company shall grant to each Nonemployee Director then in office an Option to purchase 5,000 Shares at an exercise price equal to the Fair Market Value of such Shares on the date of such Option grant. Provided, however, that if in any relevant year an annual meeting of shareholders is not held by June 15, then on June 15 of any such year the Company shall grant to each Nonemployee Director then in office an Option to purchase 5,000 Shares at an exercise price equal to the Fair Market Value of such Shares on June 15 and the Company shall not thereafter grant any Options pursuant to this subsection
(b) in any such year.

                   iii) For meetings held on or after the Company's annual meeting of shareholders held in 1999, the Company shall grant to each Nonemployee Director then in office an Option to purchase 1,875 Shares at an exercise price equal to the Fair Market Value of such Shares on the date of such Option grant. Provided, however, that if in any relevant year an annual meeting of shareholders is not held by June 15, then on June 15 of any such year the Company shall grant to each Nonemployee Director then in office an Option to purchase 1,875 Shares at an exercise price equal to the Fair Market Value of such Shares on June 15. In addition, on each of the earlier of (1) the date of the three succeeding Board meetings after such annual meeting and (2) August 31, November 30, February 28 or May 31 of the relevant year following such annual meeting, the Company shall grant to such Nonemployee Director an additional Option to purchase 1,875 Shares at an exercise price equal to the Fair Market Value of such Shares on the date of such Option grant, such that the total Options granted for each full year of service is for 7,500 Shares.

               (c) No Options shall be granted under this Plan after ten (10) years from the date of adoption of this Plan by the Board. Each Option shall be evidenced by a written Option Agreement, in form satisfactory to the Company, executed by





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the Company and the Nonemployee Director to whom such Option is granted;
provided, however, that the failure by the Company, the Nonemployee Director or both to execute such an agreement shall not invalidate the granting of an Option.

        7.     DIRECTOR FEE ELECTION

               Upon election by the Board, all or any part of the Director Fees can be waived in any given year, and the Director Fees waived may be applied by the Board to reduce the exercise price of Options granted to the Nonemployee Directors pursuant to Sections 6(a) and 6(b). The amount of Director Fees waived may vary from year to year. By way of example, if the Board elects pursuant to this Section to waive an aggregate of $6,000 of Director Fees which would otherwise be payable to three Nonemployee Directors ($2,000 of fees for each), an amount of $6,000 ($2,000 each) shall be applied by the Board to reduce the exercise price of Options granted pursuant to Section 6(b), so that if each of the three Nonemployee Directors in this example are granted Options for 1,000 shares exercisable at $5.00 each, the $2,000 could be applied to reduce the exercise price of these options to $3.00 per share ($2,000 1,000 shares/$2.00 per share reduction in exercise price).

        8.     TERMS AND CONDITIONS OF OPTIONS

               Each Option granted under this Plan shall be subject to the terms and conditions set forth in this Section 8.

               8.1. Changes in Capital Structure. Subject to Section 8.2, if the Common Stock is changed by reason of a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, appropriate adjustments shall be made in: (a) the number and class of shares of Common Stock subject to this Plan and each Option outstanding under this Plan; and (b) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Administrator in its sole discretion.

               8.2. Time of Option Exercise. Subject to the other provisions of this Plan, each Option granted pursuant to this Plan prior to the Company's annual meeting of shareholders held in 1999 shall be for a term of ten (10) years and two (2) days and each Option granted pursuant to this Plan on or after the Company's annual meeting of shareholders held in 1999 shall be for a term of five (5) years. Each Option granted under Section 6 of this Plan prior to the Company's annual meeting of shareholders held in 1999 shall be exercisable in full six months after the date of grant. Each Option granted





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under Section 6 of this Plan after the Company's annual meeting of shareholders held in 1999 shall be exercisable in full on the date of grant. At the discretion of the Administrator, the Company shall have a right of repurchase at the option exercise price with respect to shares purchased upon exercise of Options granted pursuant to Section 6. For Options granted before the Company's annual meeting of shareholders held in 1999, such right of repurchase shall expire with respect to 12-1/2% of the number of Shares covered by such Option six months after the date such Option is granted and shall expire with respect to 6-1/4% of the number of shares covered by such Option at the end of each three-month period thereafter. For Options granted after the Company's annual meeting of shareholders held in 1999, such right of repurchase shall expire at the rate determined by the Administrator.

               8.3. Corporate Transactions. In connection with an acquisition of the Company affected by a merger, consolidation, sale of all or substantially all of the Company's assets, acquisition of shares, or any like occurrence in which the Company is involved, the right of repurchase specified in Section 8.2 shall lapse with respect to twice the number of shares then subject to such right of repurchase. The Administrator shall have the authority, in its sole discretion, to determine the time prior to consummation of such transaction when such right of repurchase shall so lapse.

               8.4. Limitation on Other Grants. The Administrator shall have no discretion to grant Options under this Plan other than as set forth in Sections 6(a) and 6(b).

               8.5. Nonassignability of Option Rights. No Option granted under this Plan shall be assignable or otherwise transferable by the Optionee, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code. During the life of an Optionee, an Option shall be exercisable only by the Optionee.

               8.6. Payment. Except as provided below, payment in full, in cash, shall be made for all Option Shares purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company. Payment may also be made pursuant to a cashless exercise/sale procedure. At the time an Option is granted or exercised, the Administrator, in the exercise of its absolute discretion, may authorize any one or more of the following additional methods of payment: (a) acceptance of the Optionee's full recourse promissory note for all or part of the Option price, less any par value per share, which must be paid in cash, payable on such terms and bearing such interest rate as determined by the Administrator (but in no event less than the minimum interest rate specified under






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the Code at which no additional interest on debt instruments of such type would be imputed), which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the Shares); (b) delivery by the Optionee of Common Stock already owned by the Optionee for all or part of the Option price, provided the Fair Market Value of such Common Stock is equal on the date of exercise to the Option price, or such portion thereof as the Optionee is authorized to pay by delivery of such stock; provided, however, that if an Optionee has exercised any portion of any option granted by the Company by delivery of Common Stock, the Optionee may not, within six (6) months following such exercise, exercise any Option granted under this Plan by delivery of Common Stock; and (c) any other consideration and method of payment to the extent permitted under the California Corporations Code.

               8.7. Termination as Director. Unless determined otherwise by the Administrator in its absolute discretion, to the extent not already expired or exercised, an Option shall terminate at the earlier of: (a) the expiration of the term of the Option; or (b) three (3) months after the last day served by the Optionee as a director of the Company; provided, that an Option shall be exercisable after the date of termination of service as a director only to the extent exercisable on the date of termination; and provided further, that if termination of service as a director is due to the Optionee's death or "disability" (as determined in accordance with Section 22(e)(3) of the Code), the Optionee, or the Optionee's personal representative (or any other person who acquires the Option from the Optionee by will or the applicable laws of descent and distribution), may at any time within twelve (12) months after the termination of service as a director (or such lesser period as is specified in the Option Agreement but in no event after the expiration of the term of the Option), exercise the rights to the extent they were exercisable on the date of the termination.

               8.8. Withholding and Employment Taxes. At the time of exercise of an Option (or at such later time(s) as the Company may prescribe), the Optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes. If authorized by the Administrator in its sole discretion, an Optionee shall be permitted to elect, by means of a form of election to be prescribed by the Administrator, to have shares of Common Stock which are acquired upon exercise of the Option withheld by the Company or to tender to the Company other shares of Common Stock or other securities of the Company owned by the Optionee on the date of determination of the amount of tax to be withheld as a result of the exercise of such Option (the "Tax Date") to pay the amount of tax that is required by law to be withheld by the Company as a result of the exercise of such Option. Any securities so withheld or tendered shall be valued by the Company as of the Tax Date.





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               8.9. Option Term. Each Option granted hereunder prior to the
Company's annual meeting of Shareholders held in 1999 shall expire ten (10) years and two (2) days after the date of grant. Each Option granted hereunder after the Company's annual meeting of Shareholders held in 1999 shall expire five (5) years after the date of grant.

        9.     MANNER OF EXERCISE

               (a) An Optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Administrator, accompanied by payment of the exercise price as provided in Section 8.6 and, if required, by payment of any federal or state withholding or employment taxes required to be withheld by virtue of exercise of the Option. The date the Company receives written notice of an exercise hereunder accompanied by payment of the exercise price and any required federal or state withholding or employment taxes will be considered as the date such Option was exercised. Unless otherwise provided by the Administrator, options may be exercised only twice in any calendar year.

               (b) Promptly after the date an Option is exercised, the Company shall, without stock issue or transfer taxes to the optionee or other person entitled to exercise the Option, deliver to the Optionee or such other person a certificate or certificates for the requisite number of shares of Common Stock. An Optionee or transferee of an Optionee shall not have any privileges as a stockholder with respect to any Common Stock covered by the Option until the date of issuance of a stock certificate.

        10.    NO RIGHT TO DIRECTORSHIP

               Neither this Plan nor any Option granted hereunder shall confer upon any Optionee any right with respect to continuation of the Optionee's membership on the Board or shall interfere in any way with provisions in the Company's Articles of Incorporation and By-Laws relating to the election, appointment, terms of office, and removal of members of the Board.

        11.    FINANCIAL INFORMATION

               The Company shall provide to each Optionee during the period such optionee holds an outstanding Option a copy of the financial statements of the Company as prepared either by the Company or independent certified public accountants of the Company. Such financial statements shall be delivered as soon as practicable following the end of the Company's fiscal year during the period Options are outstanding.






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        12.    LEGAL REQUIREMENTS

               The Company shall not be obligated to offer or sell any Shares upon exercise of any Option unless the Shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the Shares are otherwise in compliance with all applicable securities laws and the regulations of any stock exchange on which the Company's securities may then be listed. The Company shall have no obligation to register the Shares covered by this Plan under the federal securities laws or take any other steps as may be necessary to enable the Shares covered by this Plan to be offered and sold under federal or other securities laws. Upon exercising all or any portion of an Option, an Optionee may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Shares or subsequent transfers of any interest in the Shares to comply with applicable securities laws. Certificates evidencing Shares acquired upon exercise of Options shall bear any legend required by, or useful for purposes of compliance with, applicable securities laws, this Plan or the Option Agreements.

        13.    AMENDMENTS TO PLAN

               The Board may amend this Plan at any time. Without the consent of an optionee, no amendment may adversely affect outstanding Options. No amendment shall require shareholder approval unless:

               (a) shareholder approval is required to meet the exemptions provided by Rule 16b-3, or any successor rule thereto; or

               (b) the Board otherwise concludes that shareholder approval is advisable.

        14.    SHAREHOLDER APPROVAL; TERM

               This Plan shall become effective upon adoption by the Board of Directors; provided, however, that no Option shall be exercisable unless and until written consent of holders of a majority of the outstanding shares of capital stock of the Company, or approval by holders of a majority of shares of capital stock of the Company present, or represented, and entitled to vote at a validly called shareholders' meeting (or such greater number as may be required by law or applicable governmental regulations or orders) is obtained within twelve (12) months after adoption by the Board. This Plan shall terminate ten
(10) years after adoption by the Board unless terminated earlier by the Board. The Board may terminate this Plan at any time without shareholder approval. No






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Options shall be granted after termination of this Plan, but termination shall not affect rights and obligations under then outstanding Options.

               Adopted by the Board of Directors: February 21, 1996

               Approved by the Shareholders: June 3, 1996

               Amended by the Board of Directors on November 20, 1996 so that
(1) the third sentence of section 8.2 reads: "The Company shall have a right of repurchase at the option exercise price with respect to shares purchased upon exercise of Options granted pursuant to Section 6 which shall expire with respect to 12-1/2% of the number of Shares covered by such Option six months after the date such Option is granted and shall expire with respect to 6-1/4% of the number of shares covered by such Option at the end of each three-month period thereafter, and (2) the following is added as the second sentence of section 8.6: "Payment may also be made pursuant to a cashless exercise/sale procedure."

               Amended by the shareholders on May 16, 1997 and by the Board of Directors on March 12, 1997 as follows: (1) beginning with the annual meeting of shareholders held in 1997, increase the Option grant pursuant to Section 6(a) to 5,000 Shares and increase the annual Option grant pursuant to Section 6(b) to 10,000 Shares, (2) provide that if an annual meeting of shareholders is not held by June 15 of any year then the annual Option grant pursuant to Section 6(b) shall be made on June 15 of such year, and (3) in accordance with the 1996 amendments to Rule 16b-3, delete the reference in Section 5(a) to "disinterested directors" and delete certain requirements in Section 8.8 related to elections to have Common Stock withheld to pay taxes.

               Amended by the shareholders on May 14, 1999 and by the Board of Directors on May 13, 1999 as follows: (1) beginning with the annual meeting of shareholders held in 1999, the Option grant for Nonemployee Directors first elected or appointed to the Board was increased to 15,000 Shares, with one fourth of the grant being made after the first Directors' meeting after the annual shareholder meeting and the remaining three in the three succeeding quarters after the meeting; (2) beginning with the annual meeting of shareholders held in 1999, the Option grant for Nonemployee Directors who are re-elected to the Board was increased to 7,500 Shares, with one fourth of the grant being made after the first Directors' meeting after the annual shareholder meeting and the remaining three in the three succeeding quarters after the meeting; (3) the automatic repurchase provision in Section 8.2 was changed to be at the discretion of the Administrator; (4) the exercise period for Options granted after the annual meeting of shareholders held in 1999 was reduced to five (5) years; (5) all Options granted after the






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meeting of shareholders held in 1999 shall be 100% exercisable on the date of grant; and (6) the number of shares covered by the Plan was increased from 150,000 shares to 350,000 shares.

               Total number of shares covered by the Plan: 350,000, as adjusted to reflect the 1 for 3 reverse split of Common Stock effectuated on June 3, 1996 and as adjusted to reflect the increase of 200,000 shares approved by the shareholders and Board of Directors on May 13, 1999.
































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